Exhibit 10.4

Form of Award – NQSO

LIFEPOINT HEALTH, INC.

2013 LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR

«Name»

«Options1»

Agreement

1.Grant of Option.    LifePoint Health, Inc. (the “Company”) hereby grants, as of [______________] (“Date of Grant”), to «Proper_Fname» «Proper_Lname» (the “Optionee”) an option (the “Option”) to purchase up to «O_Shares» shares of the Company’s common stock, $0.01 par value per share (the “Shares”), at an exercise price per share equal to [____________] (the “Exercise Price”).  The Option shall be subject to the terms and conditions set forth herein.  The Option is being granted pursuant to the LifePoint Health, Inc. 2013 Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  The Option is a Non-Qualified Stock Option, and not an Incentive Stock Option.  The grant of this Award and the issuance of any Shares (or any other securities of the Company pursuant thereto) is subject to all of the terms and conditions of the Plan, this Agreement, and all applicable laws and regulations.

2.Definitions.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.Exercise Schedule.  Except as otherwise provided in Sections 6 or 9 of this Agreement, or in the Plan, the Option is exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the percentage of Shares granted as indicated beside the date, provided that the Continuous Service of the Optionee continues through and on the applicable Vesting Date:

Percentage of Shares	Vesting Date

[1/3	First anniversary of the Date of Grant]
[1/3	Second anniversary of the Date of Grant]
[1/3	Third anniversary of the Date of Grant]

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Optionee’s Continuous Service, any unvested portion of the Option shall terminate and be null and void.

4.Method of Exercise.  The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof in accordance with the Company’s procedures as in effect from time to time.  No fractional Shares may be exercised pursuant to the Option.  This Option shall be deemed to be exercised after both (a) receipt by the Company of the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements.  No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:  (a) cash; (b) check; (c) to the extent permitted by the Committee, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option; (d) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares sufficient to pay the Exercise Price and any applicable income or employment taxes; or (e) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

6.Termination of Option.    Except as otherwise provided below with respect to the Optionee’s death or Disability, any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(a)unless the Committee otherwise determines in writing in its sole discretion, three months after the date on which the Optionee’s Continuous Service is terminated other than by reason of (i) by the Company or a Related Entity for Cause, (ii) a Disability of the Optionee as determined by a medical doctor satisfactory to the Committee, (iii) the death of the Optionee, (iv) termination of the Optionee’s Continuous Service by the Optionee (for reasons other than the reasons described in Sections 9(b) and 9(c) hereof) after the Optionee has attained age 65, or has attained age 55 with at least ten (10) years of Continuous Service (each a “Non-Vesting Retirement Termination”), or (v) termination of the Optionee’s Continuous Service by the Optionee (for reasons other than the reasons described in Sections 9(b) and 9(c) hereof) after the Optionee has attained age 62 with at least five (5) years of Continuous Service (a “Vesting Retirement Termination”);

(b)thirty days after the date of termination of the Optionee’s Continuous Service by the Company or a Related Entity for Cause;

(c)twelve months after the date on which the Optionee’s Continuous Service is terminated by reason of a Disability as determined by a medical doctor satisfactory to the Committee, provided that the Option shall be automatically exercised in a cashless exercise as described in Paragraph 5 on the last day of such twelve-month period if it has not been exercised prior to such date by the Participant or, as applicable, his beneficiaries;

(d)twelve months after the date of termination of the Optionee’s Continuous Service by reason of the death of the Optionee, provided that the Option shall be automatically exercised in a cashless exercise as described in Paragraph 5 on the last day of such twelve-month period if it has not been exercised prior to such date by the Participant’s beneficiaries;

(e)if the Optionee has a Non-Vesting Retirement Termination, thirty-six months after the date of termination of the Optionee’s Continuous Service by reason of the Non-Vesting Retirement Termination;

(f)if the Optionee has a Vesting Retirement Termination, the tenth anniversary of the date as of which the Option is granted; or

(g)the tenth anniversary of the date as of which the Option is granted.

7.Transferability.  The Option may not be transferred, pledged, assigned, hypothecated  or otherwise disposed of in any way by the Optionee, except (a) by will or  by the  laws  of descent  and distribution, or (b) to a “family  member”  (as  defined  below), provided  that  such  transfer  is  made  for  estate  planning,  tax  planning,  donative  purposes  or pursuant to a domestic relations order, and no consideration (other than nominal consideration) is received by the Optionee.  In the event an Optionee becomes legally incapacitated, the Option shall be exercisable by his or her legal guardian or legal representative.  If the Optionee dies, the Option shall thereafter be exercisable by the Optionee’s executors or administrators. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(i)For purposes hereof, a “family member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former  spouse, sibling,  niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests.

(ii)No transfer of the Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer.  During the lifetime of an Optionee, except as provided above, the Option shall be exercisable only by the Optionee, except that, in the case of an Optionee who is legally incapacitated, the Option shall be exercisable by the Optionee’s guardian or legal representative.  In the event of any transfer of the Option to a family member in accordance with the provisions of this Section 7, such family member shall thereafter have all rights that would otherwise be held by the Optionee (or by the Optionee’s guardian, legal representative or beneficiary), except as otherwise provided herein.

8.No Rights of Stockholders.  Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

9.Acceleration of Exercisability of Option.

(a)Acceleration Upon Change in Control. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee's Continuous Service, there is a “Change in Control,” as defined in Section 9(b) of the Plan, unless either (i) the Company is the surviving entity in the Change in Control and the Option Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (ii) the successor company or its parent company assumes or substitutes for the Option Award, as determined in accordance with Section 10(c)(ii) of the Plan.

(b)Acceleration Upon Termination of Continuous Service.  If, in the event of a Change in Control, the exercisability of the Option is not accelerated under Section 9(a)(iv) of the Plan, the Option shall become fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, the Optionee’s employment is terminated without Cause by the Company or any Related Entity or by such successor company or by the Optionee for Good Reason within 24 months following such Change in Control.

(c)Death or Disability.  If the Optionee’s Continuous Service is terminated by reason of a Disability of the Optionee or the death of the Optionee, the Option shall become fully exercisable as of the date on which the Optionee’s Continuous Service terminates.

(d)Acceleration of Vesting Upon Retirement.

(i)If the Optionee has a Vesting Retirement Termination, the Option subject to this Agreement will continue to vest pursuant to the schedule set forth in Section 3 above; provided, however, that, during the period (the “Restricted Period”) beginning on the date the Optionee has a Vesting Retirement Termination (the “Retirement Date”) and continuing until the date the Option is fully vested pursuant to the schedule set forth in Section 3 above, the Optionee does not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly or indirectly, engage in a Competitive Activity (as such term is hereinafter defined) or violate the non-solicitation restrictions set forth in Section 10(a).  If the Optionee fails to comply with this provision, any unvested portion of the Option as of the date the Optionee violates this provision shall terminate and be null and void.

(ii)For purposes of this Agreement, “Competitive Activity” means, without the express written consent of the Company, the development, operation, management or other business activity with respect to (I) any entity that derives more than fifty percent (50%) of its revenues from acute healthcare services in a non-urban setting; (II) any entity that provides any healthcare service offered by any hospital operated by the Company or any of its subsidiaries or affiliates anywhere within the United States; (III) any entity that provides surgical, diagnostic or imaging services within a twenty-five (25) mile radius of any location where the Company or any of its subsidiaries or affiliates, currently owns, leases, manages or otherwise maintains an operating facility and of any operating facilities identified as potential acquisition targets in the Company’s strategic plan at the time the Optionee’s Continuous Service is terminated; or (IV) any entity that derives more than fifty percent (50%) of its revenues from physician recruitment services and that may, as a part of its operation, be engaged in the recruitment of physicians from facilities owned or operated by the Company or any of its subsidiaries or affiliates (excluding recruitment activities that are conducted by means of general solicitation, such as by way of newspapers or the Internet, and that are not targeted to recruit physicians from a facility that is owned or operated by the Company or any of its subsidiaries or affiliates).

10.Restrictive Covenants; Breach.

(a)Non-Solicitation.    As partial consideration for the grant of this Award, Optionee agrees that, during the period beginning on the Date of Grant and ending on the two-year anniversary of the earlier of the date on which the Optionee’s Continuous Service is terminated or the date the Option is exercised pursuant to Section 4, he or she will not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through affiliates, for the Optionee’s own account or for the benefit of any other person or entity, without the express written consent of the Company, engage in the solicitation, diversion, or hiring, or attempted solicitation, diversion, or hiring of any employees or consultants of the Company or any of its subsidiaries or affiliates to leave or to work for the Optionee or any person or entity with which the Optionee is affiliated, or the interference with the relationship between the Company or any of its subsidiaries or affiliates with any of its employees or consultants.

(b)Breach.    Optionee agrees that any breach of the covenants and agreements contained in this Agreement will result in irreparable injury to the Company (including its subsidiaries and affiliates) for which money damages would not adequately compensate the injured party and, therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to seek to have an injunction issued by any competent court of equity enjoining and restraining Optionee and any other person or entity involved therein from continuing such breach. The parties hereto intend that the covenants contained in this Agreement be severable as to time, area, and restricted activity so that if any section, sentence or phrase be deemed too broad in scope as to time, area or restricted activity, then the section, sentence, phrase, period of time, geographical area or restricted activity shall be reduced to such scope as is reasonable and enforceable, and the covenant shall be construed as if it were originally drawn in such reduced form, to the end that restraints hereby may be enforced by injunction.  Optionee further agrees that if he or she intends to engage in an enterprise that could result in a breach of the restrictive covenants contained in this Agreement, he or she will notify the Company in writing of such intent prior to engaging in the enterprise.

11.No Right to Continued Employment.  Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

12.Law Governing.  This Agreement shall be governed in accordance with and governed by the internal laws of the State of Delaware.

13.Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. All decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement are binding, conclusive and final.

14.Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 330 Seven Springs Way, Brentwood, Tennessee 37207, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

15.Section 409A.

(a)It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price may never be less than the Fair Market Value of a Share on the Date of Grant and the number of shares subject to the Option is fixed on the original Date of Grant, (ii) the transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treas. Reg. 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.  The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Optionee’s prior written consent if and to the extent that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A.

(b)Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, that either is consented to by the Optionee or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

16.Clawback of Benefits.  The Committee shall have full authority to implement any policies and procedures that it determines to be necessary or appropriate to comply with applicable securities laws or other laws, including, without limitation, Section 10D of the Exchange Act and any rules promulgated thereunder, including without limitation, amending this Agreement, without the consent of the Optionee, to include language for the clawback (recapture) by the Company of any benefits under this Agreement that the Committee deems necessary or appropriate to comply with that statutory provision and those rules.

17.Information Confidential.  As partial consideration  for granting of this Option, the Optionee agrees that he or she will keep confidential all information and knowledge that the Optionee has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Optionee’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.